SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12
CENTRA FINANCIAL HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)
Kevin D. Lemley
(Name of Person(s) Filing Proxy Statement)
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☑ No fee required.

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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee
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CENTRA FINANCIAL HOLDINGS, INC.
990 ELMER PRINCE DRIVE
P.O. BOX 656
MORGANTOWN, WEST VIRGINIA 26507-0656
(304) 598-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 22, 2008

The Annual Meeting of Stockholders of Centra Financial Holdings, Inc. (“Centra”) will be held on Thursday, May 22, 2008, at the Operations and Training Center of Centra Bank, 3040 University Avenue, Suite 250, Morgantown, West Virginia, 26505, at 8:00 a.m., local time, for the following purposes:

1.	To elect four directors to serve three-year terms;

2.	To ratify the Board of Directors’ selection of Ernst & Young LLP as Centra’s independent registered public accounting firm for 2008;

3.	To act upon a proposal to approve the Centra Bank, Inc. 2008 Executive Incentive Bonus Plan for executive officers of Centra Bank, Inc.; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders who are holders of record on April 4, 2008, may vote at the meeting.

By Order of the Board of Directors,

Douglas J. Leech
President and Chief Executive Officer

Morgantown, West Virginia
April 11, 2008

Please vote, sign, and date and return the enclosed proxy in the enclosed, self-addressed envelope as promptly as possible, even if you plan to attend the meeting. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy. You may revoke your proxy before it is voted at the meeting.

*	Matters to be voted upon.

i

CENTRA FINANCIAL HOLDINGS, INC.
990 ELMER PRINCE DRIVE
P.O. BOX 656
MORGANTOWN, WEST VIRGINIA 26507-0656
(304) 598-2000

PROXY STATEMENT

Centra’s Board of Directors is soliciting proxies to vote Centra shares at the 2008 Annual Meeting of Stockholders. Stockholders will meet at 8:00 a.m., on Thursday, May 22, 2008, for the purposes stated in the accompanying Notice of Annual Meeting. On or about April 7, 2008, Centra began mailing this proxy statement to stockholders of record as of April 4, 2008. Stockholders of record as of April 4, 2008, may vote at the meeting.

Please read this proxy statement carefully. You will find more information about Centra in our enclosed 2007 Annual Report to Stockholders and in the public documents we file with the Securities and Exchange Commission.

Centra will pay for the Board of Directors’ solicitation of proxies, and employees of Centra and its subsidiary may follow up on this written solicitation by telephone or other methods of communication.

As of April 4, 2008, Centra had 50,000,000 authorized shares of common stock with 5,974,099 shares issued and outstanding.

VOTING PROCEDURES AND REVOKING YOUR PROXY

If you complete, sign and return the enclosed proxy card, the persons named in the proxy card will vote your shares as you direct. If you sign and return the proxy card without indicating how you want to vote, the proxies will vote your shares “FOR” the election of the four nominees as directors, “FOR” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm, and “FOR” the adoption of the Centra Bank, Inc. 2008 Executive Incentive Bonus Plan. A quorum for the meeting is present if at least a majority of the outstanding shares is present in person or by proxy. Those who fail to return a proxy or attend the meeting will not count towards determining a quorum.

Voting for Directors

Directors are elected by a plurality of the shares voted. As required by West Virginia law, each share is entitled to one vote per nominee, unless a stockholder requests cumulative voting for directors at least 48 hours before the meeting. If a stockholder properly requests cumulative voting for directors, then each stockholder will have the right to vote the number of shares owned by that stockholder for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors multiplied by the number of shares owned shall equal, or to distribute them on the same principle among as many candidates as the stockholder sees fit. If any shares are voted cumulatively for the election of directors, the proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. For all other purposes, each share is entitled to one vote. Because director nominees must receive a plurality of the votes cast at the meeting, a vote withheld will not affect the outcome of the election. Abstentions will be counted as shares present for purposes of determining the presence of a quorum.

Voting for the Ratification of the Independent Registered Public Accounting Firm

A favorable vote by a majority of stockholders of Centra common stock represented at the Annual Meeting is required to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for 2008. Because a majority of votes will be sufficient for the approval of the ratification of the appointment of Ernst & Young LLP, neither broker non-votes nor abstentions will affect the outcome of the proposal.

Revoking your Proxy

You may revoke your proxy before it is voted at the Annual Meeting by:

•	notifying Centra in person;

•	giving written notice to Centra;

•	submitting to Centra a subsequently dated proxy; or

•	attending the meeting and withdrawing the proxy before it is voted.

ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

Centra’s bylaws provide that the Board of Directors can set the number of directors but also provide that the Board of Directors must have no less than six nor more than 30 directors. The Board of Directors has set the number of directors to serve in 2008 at 11, which means that four directors will be elected at the 2008 Annual Meeting.

Centra’s articles of incorporation divide the Board of Directors into three classes, each of which serves for three years. The classes are to be approximately equal. Because of this arrangement, Centra has nominated four nominees for three-year terms. Following the election, the three classes would be three directors in the class of 2009, four directors in the class of 2010, and four directors in the class of 2011.

Management Nominees to Centra’s Board

		Director	Term
Name	Age	Since	Expires	Occupation

Arthur Gabriel	70	1999	2011	President, Gabriel Brothers, Inc. (Retail Sales)
Robert A. McMillan	65	2003	2011	President, Jefferson Distributing Company (Beer Distributor)
Michael A. Murray	46	2008	2011	President, Direct Mail Processors, Inc. (Mail Processing)
Milan Puskar	73	1999	2011	Chairman, Mylan Labs, Inc. (Pharmaceutical Company)

MANAGEMENT AND DIRECTORS

In addition to the nominees, the following are the executive officers and directors of Centra.

			Director	Class	Principal Occupation (Past Five
Name	Age	Position	Since	Expires	Years)

Henry M. Kayes, Jr.	40	Senior Vice President	—	—	Executive Vice President, Centra Bank, President — Martinsburg Region, Centra Bank, Inc. (2001 to present).
Kevin D. Lemley	53	Vice President, CFO and Treasurer	—	—	Senior Vice President and CFO Centra Bank, Inc. (1999 to present).
Timothy P. Saab	51	Vice President and Secretary	—	—	Senior Vice President, Centra Bank, Inc. (1999 to present).
E. Richard Hilleary	59	Vice President	—	—	Senior Vice President — Commercial Lending, Centra Bank, Inc. (1999 to present).
Karla J. Strosnider	45	Vice President	—	—	Senior Vice President, Centra Bank, Inc. (1999 to present).
John T. Fahey	46	Vice President	—	—	Senior Vice President and Marketing Director, Centra Bank, Inc. (1999 to present).
James W. Dailey II	61	Director	2001	2009	Chairman, W. Harley Miller Contractors. (Building Construction)
Douglas J. Leech	53	Director	1999	2009	Chairman, President Centra Financial Holdings, Inc., President Centra Bank, Inc.
Mark R. Nesselroad	52	Director	2003	2009	Chief Executive Officer, Glenmark Holding LLC. (Real Estate Development)
C. Christopher Cluss	60	Director	2006	2010	President & CEO, Cluss Lumber (Building Supplies)
Parry G. Petroplus	56	Director	1999	2010	President, Petroplus & Associates (Real Estate)
Paul T. Swanson	75	Director	2003	2010	Chairman, CWS Inc., and Swanson Plating (Plating and Manufacturing)
Bernard G. Westfall	66	Director	1999	2010	Retired President and CEO, WV United Health Systems (Health Care)

All directors except Mr. Leech are independent directors. An “independent director” is defined as a person other than an executive officer or employee of Centra or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under that definition, Centra uses the definition of “independent director” set forth in Rule 4200(a)(15) of the Nasdaq Marketplace rules. The following persons shall not be considered independent:

•	a director who is, or at any time during the past three years was, employed by Centra or by any parent or subsidiary of Centra;

•	a director who accepted or who has a family member who accepted any compensation from Centra in excess of $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following: (i) compensation for board or board committee service; (ii) compensation paid to a family member who is an employee (other than an executive officer) of Centra; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation, provided, however, that in addition to the requirements contained previously, audit committee members are also subject to additional, more stringent requirements under Rule 4350(d)of the Nasdaq Marketplace Rules.

•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by Centra as an executive officer;

•	a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which Centra made, or from which Centra received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in Centra’s securities; or (ii)payments under non-discretionary charitable contribution matching programs;

•	a director of the issuer who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity;

•	a director who is, or has a family member who is, a current partner of Centra’s outside auditor, or was a partner or employee of Centra’s outside auditor who worked on Centra’s audit at any time during any of the past three years; or

•	In the case of an investment Company, in lieu of the preceding paragraphs, a director who is an “interested person” of Centra as defined in Section 2(a)19) of the Investment Company Act of 1940, other than in his or her capacity as a member of the board of directors or any board committee.

Centra’s Board of Directors has determined that Bernard G. Westfall and Paul T. Swanson each meet the requirements of an audit committee financial expert as defined by the Securities and Exchange Commission.

Board Information

Number of Meetings

The Board of Directors of Centra met seven times in 2007. The Board of Directors of the Bank met nine times in 2007. All of Centra’s directors attended 75% or more of all Board and committee meetings during 2007.

Board Committees

Audit Committee.  The audit committee has three independent directors consisting of Bernard G. Westfall, Mark R. Nesselroad, and Paul T. Swanson. In determining whether the members are independent, the Board of Directors used the definition of “independent” director contained in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Information regarding the functions performed by the committee, its membership and the number of meetings held during the fiscal year is set forth in the “Report of the Audit Committee,” included in this proxy statement. The audit committee is governed by a written charter approved by the Board of Directors.

Compensation Committee.  The compensation committee of the Bank serves those functions for the Bank and Centra. The compensation committee has four Bank Board members, consisting of Mark R. Nesselroad, Thomas P. Rogers, Bernard G. Westfall and James W. Dailey II, and met three times in 2007. These individuals are “independent” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. This committee administers Centra’s 1999 Incentive Stock Option Plan and approves compensation levels for the executive management group of Centra and its subsidiaries. The compensation committee does not operate under a formal written charter. The compensation committee met five times during the fiscal year ended December 31, 2007, and no member attended fewer than 75% of the meetings held during 2007.

The compensation committee has the authority to delegate any of its responsibilities to subcommittees, as the committee may deem appropriate. The compensation committee also has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of senior executive compensation. The compensation committee has the authority to retain other advisors, and Centra provides for appropriate funding, as determined by the compensation committee, for payment of compensation to any consulting firms or other advisors. The President and Chief Executive Officer may make recommendations to the committee but decisions regarding compensation for the senior executives rest solely with the compensation committee. The compensation committee then recommends actions for approval of the Board of Directors.

Executive Committee.  The executive committee has seven members consisting of James W. Dailey II, Arthur Gabriel, Douglas J. Leech, Mark R. Nesselroad, Milan Puskar, Paul T. Swanson, and Bernard G. Westfall and met one time in 2007. The executive committee is authorized to take any step or adopt any resolution which is permissible for an executive committee under West Virginia law and has exclusive authority for appointment of officers. Under West Virginia law, an executive committee may take any action except (i) authorizing dividends and distributions, (ii) approving or proposing any action which requires the approval of shareholders (such as mergers, certain plans of share exchange, certain dispositions of assets or liquidation of Centra) (iii) filling vacancies in the board of directors or any committee; (iv) amending the articles of incorporation or bylaws; (v) approving mergers which do not require shareholder approval; (vi) authorizing the reacquisition of shares; and (vii) approving the issuance or sale of shares or setting rights, preferences or limitations for any class or series of shares.

Investment Committee.  The investment committee has three members, consisting of James W. Dailey II, Arthur Gabriel, and Dr. Paul F. Malone and met nine times in 2007. This committee monitors and supervises the investments made by Centra Bank.

Loan Committee.  The loan committee has six members, consisting of Dr. Paul F. Malone, Robert E. Lynch, Jr., Robert A. McMillan, Parry G. Petroplus, Thomas P. Rogers, and Paul T. Swanson, and met four times in 2007. This committee evaluates and approves/disapproves loans in excess of the lending authority designated for management.

Nominating Committee.  The nominating committee has four members, consisting of Milan Puskar, Robert E. Lynch, Jr., Thomas P. Rogers, and Rita Tanner, and did not meet in 2007. These members are “independent” as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. This committee evaluates and nominates directors for election at Centra’s annual meeting. The nominating committee does not operate under a formal written charter but makes nominations consistent with the Board of Directors’ belief that candidates for director should have certain minimum qualifications, including:

•	Directors should be of the highest ethical character.

•	Directors should have excellent personal and professional reputations in Centra’s market area.

•	Directors should be accomplished in their professions or careers.

•	Directors should be able to read and comprehend financial statements and either have knowledge of, or the ability and willingness to learn, financial institution law.

•	Directors should have relevant experience and expertise to evaluate financial data and provide direction and advice to the chief executive officer and the ability to exercise sound business judgment.

•	Directors must be willing and able to expend the time to attend meetings of the Board of Directors of Centra and the Bank and to serve on Board committees.

•	The Board of Directors will consider whether a nominee is independent as legally defined. In addition, directors should avoid the appearance of any conflict and should be independent of any particular constituency and be able to serve all stockholders of Centra.

•	Because the directors of Centra also serve as directors of the Bank, a majority of directors must be residents of West Virginia, as required by state banking law. Directors must be acceptable to Centra’s and the Bank’s regulatory agencies, including the Federal Reserve Board, the Federal Deposit Insurance Corporation and the West Virginia Division of Banking and must not be under any legal disability which prevents them from serving on the Board of Directors or participating in the affairs of a financial institution.

•	Directors must own or acquire sufficient capital stock to satisfy the requirements of West Virginia law and the bylaws of the Bank.

•	Directors must be at least 21 years of age.

The Board of Directors of Centra reserves the right to modify these minimum qualifications from time to time, except where the qualifications are required by the laws relating to financial institutions.

The process of the nominating committee for identifying and evaluating nominees is as follows: in the case of incumbent directors whose terms are set to expire, the nominating committee considers the directors’ overall service to Centra during their term, including such factors as the number of meetings attended, the level of participation, quality of performance and any transactions between such directors and Centra and the Bank. The nominating committee also reviews the payment history of loans, if any, made to such directors by the Bank to ensure that the directors are not chronically delinquent and in default. The nominating committee considers whether any transactions between the directors and the Bank have been criticized by any banking regulatory agency or the Bank’s internal auditors and whether corrective action, if required, has been taken and was sufficient. The nominating committee also confirms that such directors remain eligible to serve on the Board of Directors of a financial institution under federal and state law. For new director candidates, the nominating committee uses its network of contacts in Centra’s market area to compile a list of potential candidates. The nominating committee then meets to discuss each candidate and whether he or she meets the criteria set forth above. The nominating committee then discusses each candidate’s qualifications and recommends a candidate by majority vote.

The nominating committee will consider director candidates recommended by stockholders, provided that the recommendations are received at least 120 days before the next annual meeting of stockholders. In addition, the procedures set forth below must be followed by stockholders for submitting nominations. The nominating committee does not intend to alter the manner in which it evaluates candidates, regardless of whether or not the candidate was recommended or nominated by a stockholder.

Centra’s bylaws provide that nominations for election to the Board of Directors, other than those made by or on behalf of Centra’s existing management, must be made by a stockholder in writing delivered or mailed to the president not less than 14 days nor more than 50 days prior to the meeting called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to stockholders, the nominations must be mailed or delivered to the president not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. The notice of nomination must contain the following information, to the extent known:

•	Name and address of proposed nominee(s);

•	Principal occupation of nominee(s);

•	Total shares to be voted for each nominee;

•	Name and address of notifying stockholder; and

•	Number of shares owned by notifying stockholder.

Nominations not made in accordance with these requirements may be disregarded by the chairman of the meeting and in such case the votes cast for each such nominee will likewise be disregarded. All nominees for election at the meeting are incumbent directors. No stockholder recommendations or nominations have been made.

Report of the Audit Committee

The audit committee oversees Centra’s financial reporting process on behalf of the Board of Directors. The audit committee is responsible for communicating to the Board their recommendation regarding the appointment, replacement, compensation and oversight of the independent registered public accounting firm engaged to issue audit reports on our financial statements. The audit committee relies on the expertise and knowledge of management, Centra’s internal auditors, and the independent registered public accounting firm in carrying out its oversight responsibilities. The specific responsibilities in carrying out the audit committee’s oversight role are set forth in Centra’s audit committee charter. This charter is reviewed annually and as may be required due to changes in industry accounting practices or the promulgation of new rules or guidance documents. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the

Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with U. S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Centra’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent registered public accounting firm the firm’s independence from management and Centra, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and considered the compatibility of non-audit services with auditors’ independence.

The committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards).

The committee discussed with Centra’s internal and independent registered public accounting firm the overall scope and plans for their respective audits. The committee meets with the internal and independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of Centra’s internal controls, and the overall quality of Centra’s financial reporting. The committee held five meetings in 2007.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission. The committee and the Board have also approved the selection of Centra’s independent registered public accounting firm.

Respectfully submitted,
Bernard G. Westfall, Chairman
Mark R. Nesselroad
Paul T. Swanson

March 17, 2008

This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless Centra specifically incorporates this report by reference. It will not otherwise be filed under such Acts.

Board Compensation

Directors of Centra, the Morgantown, the Martinsburg, the Uniontown, and the Hagerstown region receive an annual retainer of $2,000 and $300 for each Centra Board, Morgantown, Martinsburg, Uniontown and Hagerstown regions meeting attended. The Morgantown and Martinsburg regions initiated bi-monthly meetings beginning in July and changed the monthly meeting fees to $600 per meeting. The chairman of the audit committee receives an additional $2,000 retainer. Audit committee members receive a fee of $500 per meeting attended, and $250 per meeting attended telephonically. Members of the loan, compensation and holding company committees receive a fee of $100 per meeting attended.

Directors of Centra, and its subsidiaries, may participate in an approved deferred director compensation plan which is optional on the part of each director. Under the plan, directors may voluntarily defer some or all of their director fees and have the fees paid either in a lump sum or over a period of time between two and ten years as selected by the director after a payment event. A payment event is defined as the earlier of the dates specified on the director’s election form or the director’s death. Directors may also receive distributions on the occurrence of an unforeseen emergency such as severe financial hardship resulting from illness or accident of the director or director’s spouse, casualty losses, or similar extraordinary or unforeseen circumstances beyond the control of the director.

Certain Transactions with Directors and Officers and Their Associates

Centra and the Bank have, and expect to continue to have, banking and other transactions in the ordinary course of business with its directors and officers and their affiliates, including members of their families or corporations, partnerships or other organizations in which officers or directors have a controlling interest, on substantially the same terms (including documentation, price, interest rates and collateral, repayment and amortization schedules and default provisions) as those prevailing at the time for comparable transactions with unrelated parties. All of these transactions were made on substantially the same terms (including interest rates, collateral and repayment terms on loans) as comparable transactions with non-affiliated persons. Centra’s management believes that these transactions did not involve more than the normal business risk of collection or include any unfavorable features.

Directors Parry G. Petroplus and Milan Puskar are members, and each own approximately one-third, of Platinum Plaza Limited Liability Company, lessor of the premises that the Bank occupies. In our opinion, the lease, which included rentals of $658,353 in 2007, is on terms and conditions that are at least as favorable to the bank as would be offered by a nonaffiliated third party. We based this opinion on two independent appraisals obtained by the Bank.

Directors Parry G. Petroplus and Milan Puskar are members, and each own approximately one-third of EIO, LLC which owns 70% of Citynet, which provides connectivity to the internet and telephone service for Centra. In our opinion, the fees for this service, approximately $80,304 in 2007, are at least as favorable to the Bank as would be offered by a nonaffiliated third party.

Total loans outstanding from the Bank at December 31, 2007, to Centra’s officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $55.7 million or 63.4% of total equity capital and 6.4% of total loans. These loans do not involve more than the normal risk of collectibility or present other unfavorable features.

The loan committee and/or the Board of Directors approves all loans of executive officers, directors, and their associates prior to disbursement. These approvals are evidenced by the loan committee and/or Board minutes. Directors and executive officers may not be present for discussions on their own loans, loans involving their related interests or loans involving any other conflict of interest situation and must abstain from voting on such credits.

Executive Compensation and Other Information

Executive Compensation — Summary Compensation Table

The following table sets forth for each of the Senior Executives: (i) the dollar value of base salary and bonus earned during the years ended December 31, 2007, and December 31, 2006; (ii) the aggregate grant date fair value of stock and option awards granted during the year; (iii) the dollar value of earnings under non-equity incentive plans; (iv) the change in pension value and non-qualified deferred compensation earnings for the year; (v) all other compensation for the year; and (vi) the dollar value of total compensation for the year.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
						Non-	Value and
						Equity	Nonquali-fied
						Incentive	Deferred
Name and				Stock	Option	Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation ($)	Total
Position	Year	($)	($)(4)	($)	($)	($)	($)	(1)(2)(3)	($)

Douglas J. Leech,	2007	275,000	835,000	—	442,821	—	77,778	44,061	1,674,660
President and Chief Executive Officer	2006	250,000	100,000	—	—	—	72,690	47,269	469,959
Henry M. Kayes, Jr.	2007	165,000	55,000	—	30,136	—	3,521	10,731	264,388
President, Martinsburg Region	2006	150,000	50,000	—	—	—	3,283	9,818	213,101
S. Todd Eckels,	2007	142,000	35,000	—	18,082	—	—	7,699	202,781
President, Morgantown Region	2006	85,673	30,500	—	—	—	—	680	116,853
Kevin D. Lemley,	2007	115,000	35,000	—	18,082	—	15,995	11,466	195,543
Vice President, CFO and Treasurer	2006	110,000	35,500	—	—	—	14,681	11,337	171,518
E Richard Hilleary,	2007	99,000	35,000	—	18,082	—	13,653	11,691	177,426
Vice President, Commercial Lending	2006	96,000	25,500	—	—	—	12,732	11,364	145,596

(1)	Includes life insurance premium payments for insurance provided to Mr. Leech, reimbursement of payroll taxes related to Centra’s Supplemental Employee Retirement Plan (see note 14 of Form 10-K), and reimbursement for personal use of Bank vehicle.

(2)	Includes Centra’s matching portion of 401(k) contributions.

(3)	Includes group term life insurance coverage in excess of $50,000 for all executive officers, reimbursement of payroll taxes related to Centra’s Supplemental Employee Retirement Plan (see note 14 of financial statements contained in Form 10-K), income reportable in compensation related to Centra’s Supplemental Employee Retirement Plan, and also includes reimbursement for personal use of Bank vehicle.

(4)	$75,000 of the bonus noted above for Mr. Leech was awarded and paid in 2007 and $760,000 was awarded in 2007 and paid in 2008. The bonus of $760,000 was awarded by the compensation committee in recognition of a number of significant accomplishments during 2007 and was made after consultation with Buck Consultants, LLC, an independent human resources consulting firm engaged by the compensation committee.

Employment Agreements and Change of Control

Centra and the Bank have an employment agreement with Douglas J. Leech, Chairman, President and Chief Executive Officer of both Centra and the Bank. Mr. Leech’s employment agreement had not been amended since the formation of the Bank in 2000. Because of the passage of time and the significant changes in the nature of Centra and the Bank since its inception, the compensation committee deemed it appropriate to negotiate an updated employment agreement with Mr. Leech. In determining the terms of the revised employment agreement, including legal terms and salary, the compensation committee consulted with general counsel for Centra and the Bank, as well as Buck Consultants, LLC, an independent human resources consulting firm. Mr. Leech’s compensation is based on a survey of peer group banks recommended by Buck Consultants, LLC, with assets between $1 and $5 billion in the Bank’s general geographic area of Maryland, Ohio, Virginia, West Virginia and Pennsylvania. Because of a variety of factors, including extraordinary growth and expansion of the Bank from a single office to multiple offices in three states and the growth of the Bank to over $1 billion in assets, along with various national, state and local recognitions, the compensation committee, in consultation with Buck Consultants, LLC, determined that Mr. Leech’s salary should be at the 75th percentile of executive officers in similarly situated banks. The amended employment agreement was later approved by the executive committee and the full Board of Directors of Centra and the Bank.

Mr. Leech’s agreement provides that he will serve as President and Chief Executive Officer of Centra and the Bank. The term of the agreement is five years unless extended. On each monthly anniversary date of the agreement, the agreement is automatically extended for one additional month, provided that on any monthly anniversary date either the Bank or Mr. Leech may serve notice to the other to fix the term to a definite five-year period. The agreement provides for a base salary of $480,000, which amount may be increased if approved by the Bank’s Board of Directors. The agreement provides for severance payments in the event Mr. Leech is actually or constructively terminated without just cause. The agreement also has a change of control provision whereby Mr. Leech may voluntarily terminate employment up until 24 months after a change in control and will be entitled to receive any compensation due and not yet paid through the date of termination 1.5 times plus all compensation and benefits set forth in the agreement for a period of five years following such voluntary termination. As of April 7, 2008, upon termination, for a change of control or termination without cause, Mr. Leech would receive approximately $1,187,500 per year for five years.

The change of control provision is designed to secure Mr. Leech’s continued service and dedication in the face of the perception that a change in control could occur, or an actual or threatened change of control occurs.

Centra and the Bank have employment and change of control agreements with Henry M. Kayes Jr., Kevin D. Lemley, and E. Richard Hilleary, executives of Centra Bank. The terms of the agreement with Mr. Kayes is two years and on each monthly anniversary date of the agreement, the agreement is automatically extended for one additional month. The terms of the agreements with Mr. Eckels, Mr. Lemley, and Mr. Hilleary are for a two year period with automatic renewals. These agreements provide for a base salary of $175,000, $120,000, and $110,000, respectively, which amounts may be increased if approved by the Bank’s Board of Directors. The agreements provide for severance payments in the event these officers are actually or constructively terminated without just cause. The agreements also have change of control provisions whereby these officers may voluntarily terminate employment up until 24 months after a change in control and will be entitled to receive any compensation due and not yet paid through the date of termination plus all compensation and benefits set forth in the agreement. As of April 7, 2008, upon termination for a change of control or termination without cause, these officers would receive their annual salaries for two years.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
			Equity
			Incentive Plan
	Number		Awards:
	of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option
	Options	Options	Unearned	Exercise	Option
	(#)	(#)	Options	Price	Expiration
Name	Exercisable	Unexercisable	(#)	($)	Date

Douglas J. Leech	109,808	—	—	6.83	04-30-2010
	10,980	—	—	8.54	01-09-2011
	18,301	—	—	8.54	11-01-2011
	5,856	—	—	10.59	05-14-2013
	84,863	18,892	—	10.59	02-27-2015
	110,000	—	—	14.97	03-14-2017
	1,100	—	—	18.18	11-19-2017
Henry M. Kayes, Jr.	14,641	—	—	8.54	01-09-2011
	14,641	—	—	8.54	11-21-2011
	14,641	—	—	10.59	12-11-2013
	7,986	7,986	—	10.59	2-27-2015
	—	8,250	—	14.97	04-15-2017
S. Todd Eckels	3,025	9,075	—	14.88	07-02-2016
	—	4,950	—	14.97	04-15-2017
Kevin D. Lemley	20,497	—	—	6.83	04-30-2010
	8,785	—	—	7.51	01-02-2011
	8,785	—	—	8.54	11-21-2011
	14,641	—	—	10.59	12-11-2013
	4,658	4,659	—	10.59	02-27-2015
	—	4,950	—	14.97	04-15-2017
E. Richard Hilleary	14,641	—	—	6.83	04-30-2010
	4,392	—	—	7.51	01-02-2011
	14,641	—	—	8.54	11-21-2011
	14,641	—	—	10.59	12-11-2013
	4,658	4,659	—	10.59	02-27-2015
	—	4,950	—	14.97	04-15-2017

Mr. Leech was granted 109,808 shares of stock options on May 1, 2000. Those shares vested as follows: May 1, 2000 — 51,244 shares; May 1, 2001 — 14,641 shares; May 1, 2002 — 14,641 shares; May 1, 2003 — 14,641 shares; and May 1, 2004 — 14,641 shares. Mr. Leech was granted 10,980 shares on January 10, 2001. Those shares vested as follows: January 10, 2002 — 1,830 shares; January 10, 2003 — 1,830 shares; January 10, 2004 — 1,830 shares; and January 10, 2005 — 5,490 shares. Mr. Leech was granted 18,301 shares of stock options on November 2, 2001. Those shares vest as follows: November 2, 2002 — 3,638 shares; November 2, 2003 — 3,638 shares; November 2, 2004 — 3,638 shares; and November 2, 2005 — 7,387 shares. Mr. Leech was granted 5,856 shares of stock options on May 15, 2003 and those shares vested on May 15, 2003. Mr. Leech was granted 103,755 shares of stock options on February 28, 2005. Those options vested or will vest as follows: February 28, 2005 — 65,971 shares; February 28, 2006 — 9,446 shares; February 28, 2007 — 9,446 shares; February 28, 2008 — 9,446 shares; and February 28, 2009 — 9,446 shares. Mr. Leech was granted 110,000 shares of stock options on March 15, 2007. Those shares vested as of December 31, 2007. Mr. Leech was granted 1,100 shares of stock options on November 20, 2007. Those shares vested as of November 20, 2007.

Mr. Kayes was granted 14,641 shares of stock options on January 10, 2001. Those shares vested as follows: January 10, 2002 — 3,660 shares; January 10, 2003 — 3,660 shares; January 10, 2004 — 3,660 shares; and January 10, 2005 — 3,661 shares. Mr. Kayes was granted 14,641 shares of stock options on November 22, 2001. Those shares vested as follows: November 22, 2002 — 3,660 shares; November 22, 2003 — 3,660 shares; November 22, 2004 -3,660 shares; and November 22, 2005 — 3,661 shares. Mr. Kayes was granted 14,641 shares of stock options on December 12, 2003. Those shares vested or vest as follows: December 12, 2004 — 3,660 shares; December 12, 2005 — 3,660 shares; December 12, 2006 — 3,660 shares; and December 12, 2007 — 3,661 shares. Mr. Kayes was granted 15,972 shares of stock options on February 28, 2005. Those shares vested or vest as follows: February 28, 2006 — 3,993 shares; February 28, 2007 — 3,993 shares; February 28, 2008 — 3,993 shares; and February 28, 2009 — 3,993 shares. Mr. Kayes was granted 8,250 shares of stock options on April 16, 2007. Those shares vested or vest as follows: April 15, 2008 — 2,063 shares; April 15, 2009 — 2,063 shares; April 15, 2010 — 2,062 shares; and April 15, 2011 — 2,062 shares.

Mr. Eckels was granted 12,100 shares of stock options on July 3, 2006. Those shares vested or will vest as follows: July 3, 2007 — 3,025 shares; July 3, 2008 — 3,025 shares; July 3, 2009 — 3,025 shares; and July 3, 2010 — 3,025 shares. Mr. Eckels was granted 4,950 shares of stock options on April 16, 2007. Those options vested or will vest as follows: April 16, 2008 — 1,238 shares; April 16, 2009 — 1,238 shares; April 16, 2010 — 1,237 shares; and April 16, 2011 — 1,237 shares.

Mr. Lemley was granted 20,497 shares of stock options on May 1, 2000. Those shares vested as follows: May 1, 2000 — 5,856 shares; May 1, 2001 — 3,660 shares; May 1, 2002 — 3,660 shares; May 1, 2003 — 3,660 shares; and May 1, 2004 — 3,661 shares. Mr. Lemley was granted 8,785 shares of stock options on January 3, 2001. Those shares vested as follows: January 3, 2002 — 2,196 shares; January 3, 2003 — 2,196 shares; January 3, 2004 — 2,196 shares; and January 3, 2005 — 2,197 shares. Mr. Lemley was granted 8,785 shares of stock options on November 22, 2001. Those shares vested as follows: November 22, 2002 — 2,196 shares; November 22, 2003 — 2,196 shares; November 22, 2004 — 2,196 shares; and November 22, 2005 — 2,197 shares. Mr. Lemley was granted 14,641 shares of stock options on December 12, 2003. Those shares vested or vest as follows: December 12, 2004 — 3,660 shares; December 12, 2005 — 3,660 shares; December 12, 2006 — 3,660 shares; and December 12, 2007 — 3,661 shares. Mr. Lemley was granted 9,317 shares of stock options on February 28, 2005. Those options vested or will vest as follows: February 28, 2006 — 2,329 shares; February 28, 2007 — 2,329 shares; February 28, 2008 — 2,329 shares; and February 28, 2009 — 2,330 shares. Mr. Lemley was granted 4,950 shares of stock options on April 16, 2007. Those options vested or will vest as follows: April 15, 2008 — 1,238 shares; April 15, 2009 — 1,238 shares; April 15, 2010 — 1,237 shares; and April 15, 2011 — 1,237 shares.

Mr. Hilleary was granted 14,641 shares of stock options on May 1, 2000. Those shares vested as follows: May 1, 2000 — 2,928 shares; May 1, 2001 — 2,928 shares; May 1, 2002 — 2,928 shares; May 1, 2003 — 2,928 shares; and May 1, 2004 — 2,929 shares. Mr. Hilleary was granted 4,392 shares of stock options on January 3, 2001. Those shares vested as follows: January 3, 2002 — 1,098 shares; January 3, 2003 — 1,098 shares; January 3, 2004 — 1,098 shares; and January 3, 2005 — 1,098 shares. Mr. Hilleary was granted 14,641 shares of stock options on November 22, 2001. Those shares vested as follows: November 22, 2002 — 3,660 shares; November 22, 2003 — 3,660 shares; November 22, 2004 — 3,660 shares; and November 22, 2005 — 3,661 shares. Mr. Hilleary was granted 14,641 shares of stock options on December 12, 2003. Those shares vested or vest as follows: December 12, 2004 — 3,660 shares; December 12, 2005 — 3,660 shares; December 12, 2006 — 3,660 shares; and December 12, 2007 — 3,661 shares. Mr. Hilleary was granted 9,317 shares of stock options on February 28, 2005. Those options vested or will vest as follows: February 28, 2006 — 2,329 shares; February 28, 2007 — 2,329 shares; February 28, 2008 — 2,329 shares; and February 28, 2009 — 2,330 shares. Mr. Hilleary was granted 4,950 shares of stock options on April 16, 2007. Those options vested or will vest as follows: April 15, 2008 — 1,238 shares; April 15, 2009 — 1,238 shares; April 15, 2010 — 1,237 shares; and April 15, 2011 — 1,237 shares.

Post Employment Compensation

The table shown below summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following or in connection with any termination of employment including by resignation, retirement, disability, a change in control of Centra, a change in the named executive officers’ responsibilities or a constructive termination of a named executive officer. Specifically, these payments arise from various Supplemental Executive Retirement Plan (“SERP”) Agreements entered into between Centra and Senior Executives. The information shown below is as of the most recent fiscal year ended December 31, 2007.

Regulatory Limits on Certain Termination Payments

Because the Bank is a financial institution, there are limits on termination and indemnification payments that may be made to or for directors, officers, employees and major shareholders. Federal law and the regulations of the FDIC prohibit termination payments if the Bank: (i) is insolvent; (ii) has a receiver or conservator appointed; (iii) is considered to be a “troubled” institution under the FDIC’s regulations; (iv) is assigned an unsatisfactory regulatory rating; or (v) is subject to a proceeding to terminate or suspend deposit insurance.

Under these conditions, termination or indemnification payments may only be made to directors, officers, or employees if the FDIC consents to the payment. These provisions supersede any agreement to pay termination benefits entered into by Centra or the Bank and any director, officer, employee or major shareholder of Centra.

POTENTIAL SERP PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

	($)
	Douglas J.	Henry M.	Kevin D.	E. Richard
Reason for Termination	Leech	Kayes, Jr.	Lemley	Hilleary

By Executive —	1,188,898	—	—	—
Voluntary; By Company Without Cause — Benefits under SERP(1)
Change in Control: By	935,012	52,226	237,254	202,513
Executive Voluntary; By Company Without Cause Voluntary — Benefits Under SERP(2)
Death:	4,258,505	400,000	400,000	400,000
Endorsement Split Dollar Plan Benefit(3)
Death:	501,919	—	109,346	—
Benefits under SERP(4)
Disability:	935,012	52,226	127,908	202,513
Benefits under SERP(5)
Retirement:	935,012	52,226	237,254	202,513
Benefits under SERP(6)
By Company for Cause:	1,188,898	—	—	—
Benefits under SERP(7)

The payments shown above are alternatives and are not cumulative. Only one type of payment will apply.

S. Todd Eckels does not participate in any SERP plan or agreement.

(1)	SERP — Voluntary or Involuntary Termination without cause.

(2)	Reflects the benefit payable under the SERP Agreement upon the executive’s termination of employment after a change of control.

(3)	Split dollar.

(4)	Reflects the benefit payable under the SERP Agreement upon the executive’s death.

(5)	Reflects the benefit payable under the SERP Agreement upon the executive’s termination of employment by reason of disability.

(6)	None of our named executive officers were eligible to retire under the SERP Agreements as of December 31, 2007 except Douglas J. Leech.

(7)	Reflects the benefit payable under the SERP Agreement upon the executive’s termination of employment for cause. Benefits under the SERP Agreements are not payable upon a termination for cause, except with respect to Mr. Leech. However, Mr. Leech’s termination benefits may be subject to FDIC prohibition if the Bank fails to meet certain standards which are described in “Regulatory Limits on Certain Transaction Payments” above. Centra currently meets those standards. As of December 31, 2007, the Bank has accrued $609,000 as a liability on its balance sheet for Mr. Leech’s termination payment, which is funded by insurance. See Note 14 to the financial statements contained in the Form 10-K.

Summary of SERP Benefits for Kayes, Lemley, and Hilleary, Effective June 13, 2005

The benefits provided under the SERP Agreements are defined benefit plans. Centra has recorded a liability reflecting its obligation under the plan for the benefit of the covered executives.

For purpose of this plan description, “normal retirement age,” means age 65 and “early retirement age” means 62.

Benefit Upon Retirement Upon the executive’s retirement from Centra after reaching normal retirement age, and provided the executive has remained in the continuous employment of Centra, he or she will receive an annual benefit equal to $40,000. The benefit is payable in 120 equal monthly installments commencing the first day of the month following his or her retirement date.

Benefit Upon Early Retirement Upon the executive’s retirement from Centra after reaching early retirement age, and provided the executive has remained in the continuous employment of Centra, he or she will receive a benefit equal to the corresponding benefit in the plan agreement. The benefit is payable in 120 equal monthly installments commencing the first day of the month following his or her retirement date. At December 31, 2007, no participants in this plan met the criteria for early retirement.

Benefit Upon Termination of Service by Centra without Cause or Voluntary Resignation Upon the executive’s termination by Centra without cause or the executive’s voluntary resignation of service, the Bank will pay the Executive the vested accrued liability balance. In 2007, no benefits were payable.

Benefit Upon Death Prior to Retirement Upon the executive’s death prior to normal retirement age, no death benefit is payable from the SERP Agreements.

Benefit Upon Termination of Service by Reason of Disability In the event the executive’s employment is terminated by reason of his or her disability, the executive will receive a benefit equal to the accrued liability balance plus earnings at the Normal Retirement Age. In addition, payments will be made to a Disability Trust and are payable at Normal Retirement Age.

Termination for Cause If the executive is terminated for cause (as defined in the SERP Agreements), all benefits under the agreement will be forfeited.

Change of Control Upon the executive’s termination of employment other than for cause following a change of control, he or she will receive the benefits described above under “Benefit Upon Retirement,” as if the executive had been continuously employed by Centra until he or she reaches age 65.

Summary of SERP Benefits for Kevin Lemley Plan of 1989 and Amended in 2001

The benefits provided under the SERP Agreement are a defined benefit plan. Centra has recorded a liability reflecting its obligation under the plan for the benefit of the covered executive.

For purpose of this plan description, “normal retirement age,” means age 65 and “early retirement age” means 55.

Benefit Upon Retirement Upon the executive’s retirement from Centra after reaching normal retirement age, and provided the executive has remained in the continuous employment of Centra, he will receive an annual benefit equal to $35,000. The benefit is payable in 120 equal monthly installments commencing the first day of the month following his retirement date.

Benefit Upon Early Retirement Upon the executive’s retirement from Centra after reaching early retirement age, and provided the executive has remained in the continuous employment of Centra, he will receive a benefit equal to the corresponding benefits according to the plan agreement. The benefit is payable in 120 equal monthly installments commencing the first day of the month following his early retirement date. At December 31, 2007, Mr. Lemley did not meet the criteria for early retirement.

Benefit Upon Termination of Service by Centra without Cause or Voluntary Resignation Upon the executive’s termination by Centra without cause or the executive’s voluntary resignation of service, the plan will terminated and no benefits are payable.

Benefit Upon Death Prior to Retirement Upon the executive’s death prior to normal retirement age, the Bank will pay an annual benefit of $35,000 for 120 months or a lump sum beginning the first day of the second month following the death of the executive.

Benefit Upon Termination of Service by Reason of Disability In the event the executive’s employment is terminated by reason of his disability, no benefit is payable.

Termination for Cause If the executive is terminated for cause (as defined in the SERP Agreements), all benefits under the agreement will be forfeited.

Change of Control Upon the executive’s termination of employment other than for cause following a change of control, he or she will receive the benefits described above under “Benefit Upon Retirement,” or “Benefit Upon Early Retirement,” as if the executive had been continuously employed by Centra until Normal Retirement age or Early Retirement Age, respectively.

Summary of SERP Benefits for Douglas Leech

The benefits provided under the SERP Agreements are informally funded from life insurance carried on the executive that is purchased and owned by Centra. Pursuant to the SERP Agreements, Centra established a “pre-retirement account” as a liability reserve account for the benefit of the executive. Each year, Centra adjusts the pre-retirement account by an amount equal to the annual earnings or loss for that plan year.

For purposes of this description, the “Index Retirement Benefit” is equal to the excess of the annual earnings (if any) determined by the life insurance contract for that year less the after-tax Opportunity Cost for that year.

For purpose of this plan description, “normal retirement age,” means age 65 and “early retirement age” means 60.

Benefit Upon Retirement Upon the executive’s retirement from Centra after reaching normal retirement age, and provided the executive has remained in the continuous employment of Centra, he or she will receive a benefit equal to the balance in his pre-retirement account, payable in seven or fifteen equal annual installments commencing thirty days following his retirement date. In addition to these payments, the executive will receive, commencing with the year in which the executive retires and continuing until his death, an annual benefit equal to the Index Retirement Benefit. The total annual amount of said benefit is guaranteed to be at least $150,000.

Benefit Upon Early Retirement Upon the executive’s early retirement from Centra after reaching normal retirement age, and provided the executive has remained in the continuous employment of Centra, he will receive a benefit equal to the balance in his pre-retirement account, payable in seven or fifteen equal annual installments, at Mr. Leech’s option, commencing thirty days following his retirement date. In addition to these payments, the executive will receive, commencing with the year in which the executive retires and continuing until his death, an annual benefit equal to the Index Retirement Benefit. The total annual amount of said benefit is guaranteed to be at least $150,000 annually based upon a 15 year pay-out.

Benefit Upon Termination of Service by Centra with or without Cause or Voluntary Resignation Upon the executive’s termination by Centra with or without cause or the executive’s voluntary resignation of service, subsequent to the executive reaching early retirement age, he will receive a benefit equal the balance in his pre-retirement account. This benefit will be paid in seven or fifteen equal annual installments beginning 30 days subsequent to early retirement age. In addition to these payments, commencing subsequent to age 60 and continuing until his death, the executive will receive an annual benefit equal to the Index Retirement Benefit.

Benefit Upon Death Prior to Receipt of Full-Balance of Pre-Retirement Account Balance Upon the executive’s death prior to having received the full balance of his pre-retirement account, the unpaid balance will be paid in a lump sum to the executive’s beneficiary. The death benefit will be paid on the first day of the second month following the executive’s death. Additionally, the Bank will pay the beneficiary an amount equal to $3,500,000, less any death benefit payments already received, which is fully funded by life insurance.

Benefit Upon Termination of Service by Reason of Disability In the event the executive’s employment is terminated by reason of his disability, the executive will receive the benefit described above under “Benefit Upon Retirement,” on age 65 or subsequent to the Bank’s long term disability policy terminating, whichever occurs first.

Change of Control Upon the executive’s termination of employment other than for cause following a change of control, he or she will receive the benefits described above under “Benefit Upon Retirement,” as if the executive had been continuously employed by Centra until he or she reaches age 65.

During the first quarter of 2008, the SERP Agreement between Centra and Mr. Leech was amended. Summaries of those amendments are contained in Form 8-Ks filed by Centra with the SEC on February 28, 2008, and March 18, 2008.

DIRECTOR COMPENSATION

The following table represents director compensation for 2007.

					Change in
					Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
	($)	($)	($)	($)	Earnings	($)	($)
Name (a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

C. Christopher Cluss	7,600	—	—	—	—	—	7,600
James W. Dailey, II	11,200	—	—	—	797	—	11,997
Arthur Gabriel	5,250	—	—	—	394	—	5,644
Douglas J. Leech	14,650	—	—	—	—	—	14,650
Robert A. McMillan	11,100	—	—	—	—	—	11,100
Michael A. Murray	1,800	—	—	—	—	—	1,800
Mark R. Nesselroad	9,100	—	—	—	—	—	9,100
Parry G. Petroplus	5,800	—	—	—	—	—	5,800
Milan Puskar	5,850	—	—	—	—	—	5,850
Paul T. Swanson	7,600	—	—	—	502	—	8,102
Bernard G. Westfall	10,500	—	—	—	—	—	10,500

Ownership of Securities by Directors and Executive Officers

The following table sets forth the number of shares of Centra’s common stock that directors and executive officers own as of January 31, 2008. Unless otherwise indicated, all persons listed below have sole voting and investment powers over all shares beneficially owned. One shareholder is known to Centra to be the beneficial owner of more than 5% of the outstanding common stock of Centra as of January 31, 2008.

		Shares of
	Shares of Common	Common Stock
	Stock	Subject to	Amount of
	Beneficially	Right to	Beneficial	Percent of
Name	Owned(1)	Acquire(2)	Ownership	Ownership

James W. Dailey II	46,750	13,077	59,827	0.82
C. Christopher Cluss	27,305	1,100	28,405	0.39
Arthur Gabriel	26,897	8,389	35,286	0.48
Douglas J. Leech	44,856	350,355	395,211	5.39
Robert A. McMillan	103,008	13,077	116,085	1.58
Michael A. Murray	39,600	—	39,600	0.54
Mark R. Nesselroad	108,193	8,586	116,779	1.59
Parry G. Petroplus(3)	24,350	8,576	32,926	0.45
Milan Puskar	194,517	8,367	202,884	2.77
Paul T. Swanson	86,801	8,685	95,486	1.30
Bernard G. Westfall	36,003	8,367	44,370	0.61
Henry M. Kayes, Jr.	8,793	55,902	64,695	0.88
Kevin D. Lemley	47,121	59,696	106,817	1.46
E. Richard Hilleary	36,819	55,303	92,122	1.26
Karla J. Strosnider	788	36,270	37,058	0.51
Timothy P. Saab	30,667	55,303	85,970	1.17
John T. Fahey	15,161	36,270	51,431	0.71

All directors and executive officers as a group (eighteen persons)	877,629	727,323	1,604,952	21.91

1)	Beneficial ownership is determined in accordance with Rule 13(d)-3 under the Securities Exchange Act of 1934, as amended, and includes shares held by immediate family living in the same household and any related entity in which a 10% or greater ownership percentage is maintained.

2)	Includes options to acquire shares of Centra that are or become exercisable within sixty days of January 31, 2008.

3)	Mr. Petroplus has pledged 16,250 shares of Centra stock as collateral for loans with Centra Bank.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Centra’s officers, directors and persons who own more than 10% of a registered class of Centra’s equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% shareholders are also required by SEC rules to furnish Centra with copies of all Section 16(a) forms they file.

Based solely upon the review of copies of such reports furnished to Centra through the date hereof, or written representations that no reports were required, Centra believes that during the fiscal year ended December 31, 2007, all filing requirements applicable to its executive officers and directors were met.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2 on Proxy Card)

The Board of Directors has selected the firm of Ernst & Young LLP to serve as the independent registered public accounting firm for Centra for 2008. Although the selection of an independent registered public accounting firm does not require stockholder ratification, the Board of Directors has submitted the appointment of Ernst & Young LLP to the stockholders for ratification. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors will consider the appointment of other independent registered public accounting firms.

Ernst & Young LLP advised Centra that no member of that accounting firm has any direct or indirect material interest in Centra, or it subsidiary. A representative of Ernst & Young LLP is expected to be present at the annual meeting, will have the opportunity to make a statement and respond to appropriate questions. The proxies will vote your proxy “FOR” the ratification of the selection of Ernst & Young LLP unless otherwise directed.

The audit committee and the Board of Directors unanimously recommend the shareholders vote “FOR” such ratification.

The following fees were paid by Centra and the Bank to Ernst & Young LLP:

	2007	2006

Audit Fees	$254,820	$270,970
Audit-Related Fees	23,800	—
Tax Fees	19,050	24,500
All Other Fees	—	—

Fees for audit services include fees associated with Centra’s annual audit, the reviews of Centra’s quarterly reports on Form 10-Q, and the reviews of other regulatory filings. Audit-related fees include fees associated with the audit of Centra’s 401(k) plan, while tax fees include tax compliance services.

The audit committee has considered whether Ernst & Young LLP has maintained its independence during the fiscal year ended December 31, 2007. The audit committee charter requires that the audit committee pre-approve all audit and non-audit services to be provided to Centra by the independent accountants; provided, however, that the audit committee may specifically authorize its chairman to pre-approve the provision of any non-audit service to Centra. Further, the foregoing pre-approval policies may be waived, with respect to the provision of any non-audit services consistent with the exceptions provided under federal securities law. All of the services described above for which Ernst & Young LLP billed Centra for the fiscal year ended December 31, 2007, were pre-approved by Centra’s audit committee. For the fiscal year ended December 31, 2007, Centra’s audit committee did not waive the pre-approval requirement of any non-audit services to be provided to Centra by Ernst & Young LLP.

ADOPTION OF CENTRA BANK, INC. 2008 EXECUTIVE INCENTIVE BONUS PLAN
(Item 3 on Proxy Card)

Overview and Purpose of Plan

The compensation committee of the Board of Directors adopted the Centra Bank, Inc. 2008 Executive Incentive Bonus Plan (the “Plan”) on March 28, 2008. The Plan is intended to provide incentives to certain executives to attain the goals of Centra and to provide those executives with incentive compensation based on the performance of Centra. The Plan is also designed to align those executives’ incentive compensation with shareholder value. The Plan has a term of five years and will expire automatically on the last day of the 2012 fiscal year of Centra, though any bonus then payable under the Plan would still be paid. The Plan is subject to approval by Centra’s shareholders at the 2008 annual meeting.

Limitations on the Deductibility of Compensation

Pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”), a portion of annual compensation payable to any of Centra’s five highest paid executive officers may not be deductible by Centra for federal income tax purposes to the extent such officer’s overall compensation exceeds $1,000,000. Compensation payable to Doug Leech in 2007 was in excess of $1,000,000, and a portion of that compensation was not deductible. The Committee retained the discretion of providing Mr. Leech with the opportunity of earning appropriate compensation notwithstanding that a portion thereof may not be eligible for a tax deduction under the Internal Revenue Code.

At the 2008 annual meeting of shareholders, Centra is seeking shareholder approval of the Plan. The Plan has been designed to meet the performance-based exception to the $1,000,000 limitation of deductible executive compensation under IRC § 162(m). The Board of Directors has determined that it is in the best interest of Centra and its shareholders to seek shareholder approval of the Plan in view of the tax provisions contained in IRC § 162(m). To qualify for the performance-based exception to Section 162(m), the specific terms of the performance-based compensation awarded to the executives must be disclosed to and approved by the shareholders of Centra. Your approval of the Plan is sought in order that awards granted under the Plan would not count towards the $1,000,000 deductible compensation limit under Section 162(m). A copy of the Plan is attached as Appendix A to this Proxy Statement.

How the Plan Works

The compensation committee administers the Plan. The committee is made up entirely of outside, independent directors and determines the recipients and amount of awards under the Plan. The committee also has the authority to interpret the Plan and make all determinations under the Plan.

The Chief Executive Officer of Centra and each other employee of Centra who is considered a “Section 16 Officer” for purposes of the Securities Exchange Act of 1934, as amended, whom the compensation committee selects for participation, is eligible to participate under the Plan. Mr. Leech is currently the only officer eligible for participation under the Plan.

All payments under the Plan are based on attainment of certain performance measures established by the compensation committee. Key performance measures will be established within the first 90 days of the period to which they relate. The performance measures are based on objective criteria, which may apply to the individual executive, on the basis of Centra as a whole, on a consolidated basis, or on the basis of an operating business unit or other geographically based business unit, which can be expressed either in terms of an established target or in terms of growth over a specified level.

The amount of any bonus award under the plan is subject to reduction based on the judgment of the compensation committee from time to time. Benefits and amounts available under the Plan are not yet determinable.

There are two types of bonus awards under the Plan. The first is a short-term annual bonus covering each fiscal year of Centra. The second is a long-term performance bonus covering a period of not more than three fiscal years of Centra. Under the long-term bonus portion of the Plan, the Committee establishes the applicable length of the performance period within the first 90 days of the performance period. Only one short-term and only one long-term performance bonus may become payable to an executive in any fiscal year of Centra. The annual short-term bonus portion of the Plan and the long-term bonus portion of the Plan may run concurrently.

The Plan specifies the maximum amounts that may be paid under the Plan. The maximum payment that may be made to any one participant for any fiscal year of Centra as a short-term bonus is $584,000, which maximum has been established by the compensation committee by taking into account expected increases in compensation and inflation over the five-year term of the Plan. The maximum payment that may be made to a participant as a long-term bonus for each performance period established by the compensation committee may not exceed $584,000, which maximum has been established by the compensation committee taking into account the same factors. Thus, the maximum amount that may be paid under the Plan to any individual executive for any fiscal year during the term of the Plan may not exceed $1,168,000. The maximum payout that could be paid to any individual executive over the life of the Plan is five times that amount, or $5,840,000.

After expiration of a fiscal year or performance period, as applicable, the compensation committee will certify if the performance measures have been attained and, if so, each executive who is employed by Centra on the last day of the applicable period will be entitled to a payment under the Plan in a predetermined amount, as established by the compensation committee. In determining if the performance measures have been attained, the compensation committee may disregard unusual or nonrecurring events affecting Centra or its financial statements or changes in law or accounting (as determined by the independent accountants of Centra in accordance with generally accepted accounting principles). In addition, the compensation committee may determine that participants who are terminated by reason of the participant’s death or disability, or after a change in control, may be entitled to a pro-rated bonus for the applicable period. Mr. Leech’s awards under the Plan would be payable if he is terminated by reason of his death or disability or if he terminates voluntarily after a change in control. Payment will be made in cash.

The compensation committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect the rights of any participant to any annual bonus with respect to any fiscal year that has then ended or to any performance period bonus with respect to any performance period that has then ended.

Federal Income Tax Consequences of the Plan

If Centra complies with the performance-based exception to the $1,000,000 limitation on deductible executive compensation, payments under the Plan will be deductible by Centra for federal income tax purposes as follows: cash payments to participants under the plan will generally be taxable to the employee as ordinary income in the year payment is made to the employee.

The Board of Directors recommends that you vote “FOR” the adoption of the Centra Bank, Inc. 2008 Executive Incentive Bonus Plan.

FORM 10-K ANNUAL REPORT TO THE
SECURITIES AND EXCHANGE COMMISSION

Centra has included a copy of Form 10-K and its annual report in this package.

OTHER INFORMATION

If any of the nominees for election as directors is unable to serve due to death or other unexpected occurrence, your proxies will be voted for a substitute nominee or nominees designated by the Board of Centra, or the Board of Directors may adopt a resolution to reduce the number of directors to be elected. The Board of Directors is unaware of any other matters to be considered at the annual meeting. If any other matters properly come before the meeting, persons named in the accompanying proxy will vote your shares in accordance with the direction of the Board of Directors.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any shareholder desiring to contact the Board of Directors or any individual director serving on the Board may do so by written communication mailed to: Board of Directors (Attention: Bernard G. Westfall, care of the Corporate Secretary, Centra Financial Holdings, Inc., 990 Elmer Prince Drive, Morgantown, West Virginia, 26505.) Any proper communication so received will be processed by the Corporate Secretary as agent for the Board. Unless, in the judgment of the Corporate Secretary, the matter is not intended or appropriate for the Board (and subject to any applicable regulatory requirements), the Corporate Secretary will prepare a summary of the communication for prompt delivery to each member of the Board or, as appropriate, to the member(s) of the Board named in the communication. Any director may request the Corporate Secretary to produce for his or her review the original of the shareholder communication.

POLICY ON DIRECTOR ATTENDANCE OF STOCKHOLDER MEETINGS

In order to fulfill their primary responsibilities, directors of Centra are expected to attend the annual meeting of shareholders and all Board meetings and all meetings on committees on which they serve. All of the directors of Centra attended the 2007 annual meeting of shareholders except Mark R. Nesselroad and Milan Puskar.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Any stockholder who wishes to have a proposal placed before the next annual meeting of stockholders must submit the proposal to Timothy P. Saab, secretary of Centra, at 990 Elmer Prince Drive, Morgantown, West Virginia, 26505, no later than January 1, 2009, to have it considered for inclusion in the proxy statement of the annual meeting of 2009.

Douglas J. Leech
President and Chief Executive Officer

Morgantown, West Virginia
April 11, 2008

APPENDIX A

CENTRA BANK, INC. 2008 EXECUTIVE INCENTIVE BONUS PLAN

I.	INTRODUCTION

1.1.  Purpose.  The purpose of this Plan is to recruit highly qualified executives and other employees for Centra Bank, Inc. (the “Company”), to furnish such individuals incentives to attain the goals of the Company and its shareholders, and to provide the employees of the Company with incentive compensation based on the performance of the Company in order to enhance shareholder value. The Plan is designed to ensure that the bonuses paid hereunder to eligible participants are deductible under Section 162(m) of the Code, and the regulations and interpretations promulgated thereunder, and to comply with Code Section 409A.

1.2.  Term.  This Plan shall be effective through and including the 2012 fiscal year of the Company.

II.	DEFINITIONS

For purposes of this Plan, the terms below shall be defined as follows:

2.1 “Award” means the written instrument pursuant to which the Committee establishes the Performance Measures for the payment of a Bonus, as described in Section 5.1.

2.2 “Base Compensation” means the base rate of salary payable to a Participant as most recently reflected on the books and records of the Company, exclusive of bonus, commission, fringe benefits, employee benefits, expense allowances, and other nonrecurring forms of remuneration.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Bonus” means a Long-Term Incentive Bonus or a Short Term Incentive Bonus.

2.5 “Code” means the Internal Revenue Code of 1986, as amended.

2.6 “Committee” means the Compensation Committee of the Board of Directors of the Company, which shall consist of two or more members of the Board of Directors of the Company, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code.

2.7 “Long Term Incentive Bonus” means the bonus payable to a participant with respect to a Performance Period as determined pursuant to Article V.

2.8 “Participant” means an employee of the Company meeting the requirements of Article IV hereof, who is selected to participate in the Plan by the Committee.

2.9 “Performance Measures” means the criteria and objectives established by the Committee that, except as may be provided pursuant to Section 6.3, must be attained for a Bonus to be payable. Such criteria and objectives may include one or more of the following, and may apply to the individual Participant, on the basis of the Company as a whole, on a consolidated basis, or on the basis of an operating business unit or other geographically based business unit, which can be expressed either in terms of an established target or in terms of growth over a specified level: (a) the ratio of the Company’s non-performing assets to total loans; (b) net charge offs to total loans; (c) capital strength and strength of reserve levels; (d) increase in outstanding loans; (e) increase in outstanding deposits; (f) improving core deposit (deposits < $100k) ratios relative to peer levels; (g) overall balance sheet growth; (h) earnings per share growth; (i) meeting or exceeding earnings per share targets; (j) return on average equity; (k) return on average assets; (l) increase in net income; (m) increase of non-interest income; (n) the attainment by a share of Company common stock of a specified fair market value by or for a specified period of time; (o) Interest Margin metrics; (p) improvement of Efficiency ratio; (q) sales; (r) return to stockholders (including dividends); (s) revenues; (t) cost reduction goals; (u) customer growth; (v) increase in fee income; (w) EBITDA; (x) operating income; (y) gross margin; (z) operating margin; (aa) cash flows; (bb) cash flow from operations; (cc) whether during the Performance Period the Company was subject to any material regulatory action; (dd) whether during the Performance Period there were any material issues raised on the internal audit; or (ee) any combination of the foregoing.

The Committee may amend or adjust the Performance Measures or other terms and conditions of an outstanding Award in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in law or accounting (as determined by the independent accountants of the Company in accordance with generally acceptable accounting principles), but only to the extent such adjustment would not cause any portion of the Award, upon payment, to be nondeductible pursuant to Section 162(m) of the Code.

2.10 “Performance Period” means a period specified by the Committee during which specified Performance Measures must be attained in order for a Long-Term Incentive Bonus to be payable for that period. A Performance Period shall be expressed as three or fewer fiscal years of the Company, as established by the Committee during the first ninety days of such Performance Period.

2.11 “Plan” means this Centra Bank, Inc. 2008 Executive Incentive Bonus Plan, as in effect and as amended from time to time.

2.12 “Short Term Incentive Bonus” means the bonus payable with respect to a fiscal year of the Company determined in accordance with Article V hereof.

III. ADMINISTRATION

The administration of the Plan shall be supervised by the Committee with respect to all matters. The Committee may delegate its authority to such employees of the Company as it shall designate from time to time. The Committee shall have discretion to interpret and construe any and all provisions of the Plan and any determination made by the Committee under the Plan shall be final and conclusive. Neither the Board of Directors nor the Committee, nor any member of the Board of Directors, nor any employee of the Company shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan (other than acts of willful misconduct) and the members of the Board of Directors and the Committee and the employees of the Company shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omissions and conduct in their official capacity with respect to the Plan. The Plan shall be interpreted in view of the intention that the Plan satisfy the requirements of Code Section 162(m).

IV.	PARTICIPATION

The Chief Executive Officer and each other employee of the Company who is considered a Section 16 person for purposes of the Securities Exchange Act of 1934, as amended, shall be eligible to receive Awards under the Plan. Any such individual to whom the Committee grants an Award shall be a Participant in the Plan.

V.	INCENTIVE BONUSES

5.1.  Establishment of Performance Goals.  Within the first ninety days of each fiscal year of the Company for which the Committee determines to grant an Award of a Short Term Incentive Bonus, the Committee shall establish in writing the Performance Measures for the payment under the Plan of such Bonus. Within the first ninety days of a Performance Period for which the Committee determines to grant an Award of a Long Term Incentive Bonus, the Committee shall establish in writing the Performance Measures and the duration of the Performance Period for the payment under the Plan of such Bonus. Only one Performance Period for a Long Term Incentive Bonus may end in each fiscal year of the Company. Thus, for any fiscal year of the Company, only one Short Term Incentive Bonus and only one Long Term Incentive Bonus may become payable for any Participant. The Committee may establish a Performance Measure as an absolute performance goal to be attained or as a goal to be attained relative to the performance of the Company’s peer competitors, such as other financial institutions that have a similar size, are located in similar geographic markets, provide products or services that are similar to those offered by the Company, or have other, similar characteristics that the Committee determines in its discretion to be appropriate for the Plan.

5.2.  Short Term Incentive Bonus.  Within the first ninety days of each fiscal year, the Committee may establish percentages of each eligible Participant’s Base Compensation to be paid as a Short Term Incentive Bonus upon the attainment of the Performance Measures. In no event shall the amount of the Short Term Incentive Bonus payable to any Participant attributable to a fiscal year exceed $584,000.00, which amount has been established by the Committee by taking into account expected increases in compensation and inflation over the five-year term of the Plan.

5.3  Long Term Incentive Bonus.  Within the first ninety days of each Performance Period, the Committee may establish percentages of each eligible Participant’s Base Compensation to be paid as a Long Term Incentive Bonus upon the attainment of the applicable Performance Measures during the Performance Period. In no event shall the amount of the Long Term Incentive Bonus payable to any Participant attributable to a Performance Period exceed $584,000.00, which amount has been established by the Committee by taking into account expected increases in compensation and inflation over the five-year term of the Plan.

5.4.  Determination of Achievement of Performance Measures.  The Committee shall certify the level of achievement of the Performance Measures as soon as practical after the end of the fiscal year or Performance Period for which the determination is being made.

5.5  Reduction of Bonuses.  After establishing the percentages of Base Compensation to be paid as a Bonus for a fiscal year or Performance Period, the Committee in its discretion may, but need not, reduce or eliminate (but may not increase) the amount of any Bonus payable to a Participant under the Plan if the Committee determines that the Performance Measures described in Section 2.9(cc) or (dd) have not been satisfied for such fiscal year or Performance Period, or the Committee determines in its reasonable discretion that the Bonus level is not appropriate due to significant regulatory (evidenced by a Memorandum of Understanding, Formal Written Agreement or Cease and Desist Order) or severe financial or other issues that demonstrably and materially harm the net worth of the Company.

5.6.  Payment and Eligibility for Bonuses.  Payment of and eligibility for a Bonus shall be determined in accordance with the Participant’s employment agreement with the Company in effect as of the date of the Award to which it relates and the terms of the Participant’s Award with respect to such Bonus. If the Participant’s employment agreement is silent with regard to such Bonus, or if the Participant has no employment agreement with the Company as of the date of the Award, then such Participant’s eligibility for the Bonus and the payment thereof shall be determined pursuant to the terms of the Participant’s Award.

VII. GENERAL PROVISIONS

6.1.  Amendment and Termination.  The Committee may at any time amend, suspend, discontinue, or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance, or termination shall adversely affect the rights of any Participant to any Short Term Incentive Bonus with respect to any fiscal year which has then ended or to any Long Term Incentive Bonus with respect to any Performance Period which has then ended; and provided further that no such amendment, suspension, discontinuance, or termination shall abrogate any Participant’s rights under the Participant’s employment agreement with the Company. All determinations concerning the interpretation and application of this Section 6.1 shall be made by the Committee.

6.2  Compliance with Code Section 409A.  The terms of each Award shall contain provisions that may be necessary to ensure the Award complies with the applicable requirements of Code Section 409A.

6.3  Performance Measures Must be Attained.  Except as specifically described in this Section 6.3, no Bonus shall be payable unless the Performance Measures established for such Bonus are attained at the end of the fiscal year or Performance Period. Notwithstanding the foregoing, an Award or separate employment agreement may allow a Bonus to be payable upon the Participant’s death, disability, or a change of ownership or control of the Company.

6.4  Maximum Payouts.  The maximum amount that may be paid to an individual Participant under the Plan for any fiscal year shall not exceed $1,168,000.00.

6.5.  Death of Participant.  In the event a Participant dies while entitled to a payment under the Plan, such payments shall be made to the Participant’s estate.

6.6.  Rights Unsecured.  The right of any Participant to receive Bonus payments under the Plan shall constitute an unsecured claim against the general assets of the Company.

6.7.  Withholding.  The Company shall have the right to deduct from each Bonus payment any taxes required by law to be withheld.

6.8.  No Right of Continued Employment.  Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries or affiliates.

6.9  No Limitation on Corporate Actions.  Nothing contained in the Plan shall be construed to prevent the Company or any affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any awards made under the Plan. No employee, Participant or other person shall have any claim against the Company or any of its subsidiaries or affiliates as a result of any such action.

6.10  Nonalienation of Benefits.  No Participant shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to a corporation which acquires all or substantially all of the assets of the Company or any corporation into which the Company is merged or consolidated.

6.11  Governing Law.  The Plan shall be construed in accordance with and governed by the laws of the State of West Virginia, without reference to the principles of conflict of laws.

6.12.  Shareholder Approval.  Notwithstanding anything in any employment agreement to the contrary, this Plan and all Bonuses payable hereunder shall be conditioned on the receipt of approval of the Company’s shareholders at the annual meeting of the shareholders held in 2008. In the event that such approval is not obtained, this Plan, all awards under the Plan, and any contractual right to any incentive compensation payable under the Plan, shall be null and void ab initio and of no force and effect.

IN WITNESS WHEREOF, on this 27 day of March, 2008, Centra Bank, Inc. has adopted this Plan effective January 1, 2008, subject to shareholder approval as described in Section 6.12.

CENTRA BANK, INC.

By:	/s/ Timothy P. Saab
Name:     Timothy P. Saab

Title:	Senior Vice President

Centra Financial Holdings, Inc.
ANNUAL MEETING OF CENTRA FINANCIAL HOLDINGS, INC.

Date:	Thursday, May 22, 2008
Time:	8:00 A.M. (Eastern Time)
Place:	Operations and Training Center of Centra Bank, 3040 University Avenue, Suite 250, Morgantown, West Virginia, 26505 See Voting Instruction on Reverse Side.
Please make your marks like this: ☒ Use dark black pencil or pen only
Board of Directors Recommends a Vote FOR the listed propositions.
1: Election of directors for the terms specified in the proxy statement

Vote For	Withhold Vote	*Vote For
All Nominees	From All Nominees	All Except

☐	☐	☐

*INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exception” box and write the number(s) in the space provided to the right.

Proposal				Directors
Number				Recommend
ê	For	Against	Abstain	ê

2:	☐	☐	☐	For
3:	☐	☐	☐	For
PROPOSAL(S)

1:	Election of directors for the terms specified in the proxy statement
	01 Arthur Gabriel	03 Michael A. Murray
	02 Robert A. McMillan	04 Milan Puskar

2:	Ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for 2008.

3:	To approve the Centra Bank, Inc. 2008 Executive Bonus Plan for Executive Officers of Centra Bank, Inc.

4:	To transact such other business as may properly come before the meeting or any adjournments thereof.

To attend the meeting and vote your shares in person, please mark this box.	☐
Authorized Signatures — This section must be
completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above
Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.
Centra Financial Holdings, Inc.
Annual Meeting of Centra Financial Holdings, Inc.
to be held on Thursday, May 22, 2008
for Holders as of April 4, 2008

INTERNET	TELEPHONE
866-390-9953

Go To
www.proxypush.com/centra
• Cast your vote online.	OR	• Use any touch-tone telephone.
• View Meeting Documents.		• Have your Voting Instruction Form ready.
• Follow the simple recorded instructions.

MAIL

OR	• Mark, sign and date your Voting Instruction Form.
• Detach your Voting Instruction Form.
• Return your Voting Instruction Form in the postage-paid envelope provided.
Timothy P. Saab and Kevin D. Lemley, or either one of them, with full power to act alone and with full power of substitution, are hereby authorized to represent and to vote stock of the undersigned in Centra Financial Holdings, Inc., at the Annual Meeting of Stockholders to be held May 22, 2008, and any adjournment thereof. Unless otherwise specified on this proxy, the shares represented by this proxy will be voted “FOR” the propositions listed on the reverse side and described more fully in the proxy statement of Centra Financial Holdings, Inc., distributed in connection with this Annual Meeting. Each share is entitled to one vote per nominee, unless a stockholder requests cumulative voting for directors at least 48 hours before the meeting. If cumulative voting for the election of directors is requested, the proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. If any other business is presented at said meeting, this proxy shall be voted in accordance with recommendations of the board of directors.

All votes must be received by	5:00pm	P.M., Eastern Time, May 21, 2008.

PROXY TABULATOR FOR

CENTRA FINANCIAL HOLDINGS, INC. CHURCH STREET STATION P.O. BOX 580 NEW YORK, NY 10277-1967

EVENT # CLIENT # OFFICE #

Revocable Proxy — Centra Financial Holdings, Inc.
Annual Meeting of Shareholders
May 22, 2008, 8:00 a.m. (Eastern Time)
This Proxy is Solicited on Behalf of the Board of Directors
Timothy P. Saab and Kevin D. Lemley, or either one of them, with full power to act alone and with full power of substitution, are hereby authorized to represent and to vote stock of the undersigned in Centra Financial Holdings, Inc., at the Annual Meeting of Stockholders to be held May 22, 2008, and any adjournment thereof.
Unless otherwise specified on this proxy, the shares represented by this proxy will be voted “FOR” the propositions listed on the reverse side and described more fully in the proxy statement of Centra Financial Holdings, Inc., distributed in connection with this Annual Meeting. Each share is entitled to one vote per nominee, unless a stockholder requests cumulative voting for directors at least 48 hours before the meeting. If cumulative voting for the election of directors is requested, the proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. If any other business is presented at said meeting, this proxy shall be voted in accordance with recommendations of the board of directors.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)